                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   Form 8-K


                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): March 14, 1996




Commission      Registrant; State of Incorporation;      IRS Employer
File Number        Address; and Telephone Number       Identification No.
-----------     -----------------------------------    ------------------

1-11375         UNICOM CORPORATION                         36-3961038
                (an Illinois corporation)
                37th Floor, 10 South Dearborn Street
                Post Office Box A-3005
                Chicago, Illinois 60690-3005
                312/394-7399


1-1839          COMMONWEALTH EDISON COMPANY                36-0938600
                (an Illinois corporation)
                37th Floor, 10 South Dearborn Street
                Post Office Box 767
                Chicago, Illinois 60690-0767
                312/394-4321

Item 5.  Other Events.

         On March 14, 1996, the Board of Directors of Commonwealth Edison Company ("ComEd") authorized a program of additional expenditures for its nuclear operations. Among other things, the Board authorized an acceleration of the planned replacement of steam generators at ComEd's Byron 1 and Braidwood 2 nuclear units. This acceleration compresses the timing of such replacements to a period less than the original six-year schedule. The program also consists of various operating, maintenance and capital expenditure items, and overall includes an $89 million increase in ComEd's three-year construction budget. Nuclear operating and maintenance expenses are anticipated to be approximately $70 million higher than budgeted, or $50 million higher in 1996 than in 1995. The program further contemplates that ComEd's nuclear operation and maintenance expenditures will be at a similarly increased level for 1997.

        The Board determined that it would be prudent to accelerate certain capital projects previously scheduled for later years and to implement an intensive program to make various maintenance and operating improvements in a shorter period of time than was originally planned. Though safety was not and is not an issue, management reported that an accelerated expenditure program was desirable. While a portion of the capital budget increase represents work that was previously unbudgeted, a majority is work that was originally scheduled to be performed in later years.

        The Board's decisions were based upon a consideration of ComEd's improved financial position and resources as a result of its increased sales and profits during 1995 due to the unusually warm weather experienced in Northern Illinois during the summer of 1995, the effects of its most recently granted rate increase (which became effective in January 1995) and cost control initiatives undertaken by management. The Board believes that the increased expenditures which it has authorized can be undertaken without materially affecting ComEd's objective of reducing its long-term debt.

        The foregoing paragraphs include forward-looking statements with respect to the future levels of capital and operation and maintenance expenditure which are necessarily based upon assumptions regarding estimated costs and availability of materials and services as well as contingencies. Unforeseen events or conditions may require changes in the scope of work with consequent changes in the timing and level of the projected expenditures. In addition, changes in laws and regulations, or their interpretation and enforcement, can affect the scope of certain projects, the manner in which they are undertaken and the costs associated therewith. While ComEd gives consideration to such factors in developing its budgets, such consideration cannot predict the course of future events or anticipate the interaction of multiple factors beyond management's control upon project timing and cost. Consequently, actual results could differ materially from those described.

        For additional information regarding ComEd's results of operations, its operation and maintenance expenses, its cost reduction efforts and its capital expenditure program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ComEd's Current Report on Form 8-K dated January 26, 1996.

                                  SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                                               UNICOM CORPORATION
                                                  (Registrant)


Date: March 15, 1996                    By:      John C. Bukovski
                                              ---------------------
                                                 John C. Bukovski
                                                  Vice President




                                               COMMONWEALTH EDISON COMPANY
                                                       (Registrant)


Date: March 15, 1996                    By:      John C. Bukovski
                                              ---------------------
                                                 John C. Bukovski
                                                  Vice President

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